Exhibit 10.22

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

****INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

OPERATIONS AGREEMENT

THIS OPERATIONS AGREEMENT, made as of the 18th day of June, 1998 by and between MISSION HILLS, S.A. de C.V. , a Mexican corporation (“MH”) and Inmobiliaria Hills, S.A. de C.V., a Mexican corporation (“IH”) and RHONE-POULENC de MEXICO, S.A. de C.V., a Mexican corporation (“RP”).

RECITALS:

WHEREAS, IH and RP are parties to a Supply Agreement, being entered into contemporaneously herewith (the “Supply Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Supply Agreement), pursuant to which RP agrees to manufacture and produce dicalcium phosphate (the “Product”) at a manufacturing plant (the “Plant”) within a MH manufacturing facility located at Km 47, Carretera Querctaro - San Luis Potosi, San Jose Iturbide, Guanajuato, (the “MH Facility”) and to supply the Product to IH and IH agrees to purchase the Product from RP pursuant to the terms of the Supply Agreement; and

WHEREAS, MH shall sublease to RP the real property upon which the Plant is located pursuant to a Lease, dated June 18, 1998, in substantially the form of Exhibit A attached hereto (the “Lease”); and

WHEREAS, RP has requested that MH provide certain utilities and services as described herein to the Plant, and MH is willing to provide such utilities and services in accordance with, the terms and conditions set forth herein.

WHEREAS, MH has requested that RP provide certain training and supervisory services described herein in connection with the operation of the Plant and RP is willing to provide such services in accordance with the terms and conditions set forth, herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth the parties agree as follows:

1. Services to be Provided by MH. During the term of this Agreement, MH shall provide the following services and shall invoice RP for said services as outlined in Exhibit B

(a) Utilities and General Site Services. MH shall provide to RP for use at the Plant, in connection with its operations in accordance with the provisions hereof and the Exhibits hereto: (i) all necessary dry air, gas, electric, water (fire and process) and steam utilities, as identified, in the quantities and in accordance with the specifications set forth on Exhibit C hereto. (the “Utilities”) and (ii) general site and other services described herein, in each case necessary for the operation of the Plant, including, without limitation, the production of Product pursuant to the Supply Agreement. MH shall maintain all Utility lines, facilities and appurtenances which are used by RP at the Plant in connection with its receipt or use of a relevant Utility or such general site services under this Agreement. Such obligations shall include the extending of pipes, lines and rail spurs to the Plant.

(b) Waste Water Treatment, Sewage and Waste Disposal Services and Infrastructure. MH shall provide all necessary services and infrastructure relating to waste water treatment required in connection with the Plant’s operations which shall include, without limitation, the processing of the Plant’s sanitary waste, storm water runoff and other industrial waste and sewage and waste disposal at the Plant’s bartery limits.

(c) Labor and Supervision. MH shall provide all production labor for the Plant, including, without limitation, shift supervision, necessary to manufacture and produce the Product in such quantities and on such terms as required by the Supply Agreement. MH shall use its best efforts to employ such labor (and any other personnel required by MH to perform services under this Agreement) who are, within generally accepted chemical industry standards applicable in the United States, qualified to perform the jobs for which they are hired.

(d) Analytical Services. MH shall perform the necessary analyses for quality control of the Plant’s raw materials, semi-finished and finished Products, according to written analytical methods and procedures to be established by RP and furnished to and agreed upon by MH from time to time. MH shall provide the managerial and operating personnel necessary to perform such quality control functions. MH personnel shall be authorized to sign Certificates of Analysis related to the Products on behalf of RP, provided that such Products, in MH’s sole discretion, comply with specification for same established by MH and agreed to by RP in the Supply Agreement.

(e) Shipping Services. MH shall arrange for rail and/or traffic services, together with the infrastructure and personnel to provide same, both to receive all raw materials related to the production of the Product and to transport finished Product from the Plant to all Product shipping destinations. Such services and infrastructure shall include but shall not be limited to:

(i)	personnel to handle scheduling and documentation associated with all rail and/or truck transportation to or from the Plant; and

(ii)	personnel and supervision associated with rail switching and/or truck services for rail cars or trucks, which shall include separating rail cars and trucks (if necessary) and loading and weighing all incoming and outgoing rail cars or trucks (on MH’s rail or truck loading scales)

(f) Permits. MH shall cooperate with and assist RP in Mexico in obtaining all applicable Mexican governmental permits and licenses required from time to time in connection with the operation of the Plant including, without limitation, its receipt and storage of raw materials and the manufacture, packaging, storage, sale or shipment of Products produced at the Plant. Such permits and licenses shall cover, without limitation, an Environmental Impact

License. MH shall be responsible for maintaining all such permits and licenses during the term of this Agreement.

(g) Security. MH shall provide security services at the Plant substantially equivalent to those provided at the MH Facility.

(h) Insurance. MH and RP individually and at their own expense, shall maintain in force for the duration of this agreement, the following types of insurances, with limits of not less than the amounts listed below:

(i)	Comprehensive General Liability Insurance (CGL), including but not limited to products/completed operations coverage, contractual liability coverage, personal injury coverage, and broad form property damage coverage, with limits of not less than US$5,000,000 combined single limit for each occurrence and in the aggregate.

(ii)	Comprehensive Automobile Liability Insurance covering all vehicles, whether owned, hired or nonowned, used in the business operations, with limits of not less than US$2,000,000 combined single limit.

(iii)	(a) Workers’Compensation Insurance and/or Longshoremen’s and Harborworkers’ Compensation Insurance as required by laws and regulations, applicable to and covering all employees performing under this Agreement. (b) Employers’ Liability Insurance with limits of not less than US$5,000,000 Each Accident; US$5,000,000 Disease-Policy Limit; US$5,000,000 Disease-Each Employee.

(iv)	Excess Liability Insurance with limits not less than US$5,000,000.

MH, shall maintain in force for the duration of this agreement. Pollution/Environmental Impairment Liability Insurance, with limits of not less than US$10,000,000 any one occurrence, to which RP shall be included as an additional insured. Prior to the commencement of this agreement, MH and RP shall produce certificates of insurance, evidencing the insurance requirements listed above and providing no less than thirty (30) days written notice of cancellation, nonrenewal or any change in limits of coverage which would effect; the above requirements.

(i) Warehousing. MH shall provide and maintain warehouse facilities (and the personnel to operate same) at or near the Plant’s battery limits such that the raw materials and finished Products shall be stored and handled in a safe manner and properly accounted for

(j) Lease. RP shall sublease the real property upon which the Plant is located pursuant to a Lease, dated June 18, 1998, in substantially the form of Exhibit A attached hereto

2. Performance Standards.

(a) Plant Efficiency. The price structure set forth herein for the services to be performed by MH and paid by RP are based upon the assumptions that the Plant shall produce Product at a rate at least equal to (****) of the time during each 12 month period following the beginning of the Term (as defined in Section 5) of this Agreement.

(b) MH shall pay RP for all services rendered and invoiced to RP from MH pursuant to this agreement. MH shall reimburse RP for all taxes, excise or other charges that RP may be required to pay to any government (national, state municipal, or local) on or measured by the services rendered to RP.

(c) Other Performance Standards. In addition MH shall perform all of the services described in Section 1 of this Agreement:

(i) in a manner consistent with standards generally applicable in the United States chemical manufacturing industry in connection with the production of chemical products comparable to the Product, at a minimum consistent with those standards MH adheres to at the sulphanation plant located within the MH Facility, but in any event consistent with the operating manual applicable to the production of Product at RP’s Chicago Heights, Illinois dicalcium phosphate production facility (the “Chicago Heights Facility”), such operating manual is attached hereto as Exhibit D (the “Operating Manual”);

(ii) in material compliance with all laws and regulations applicable to the Plant and its operations, including, without limitation, any laws relating to health, safety or the protection of the environment as well as the standards formulated pursuant to Section 4(c)(i), and

(iii) such that the Design Standards, as defined in Section 4(a), are adhered to in all material respects.

(d) Anything in this Agreement or the Exhibits thereto to the contrary notwithstanding, to the extent: (i) MH’s performance under this Agreement is not consistent with the foregoing standards, (ii) the Utilities do not comply with the specifications set forth in Exhibit C; or (iii) MH, its employees or agents have engaged in negligent conduct arising, relating, or resulting from this Agreement, any costs resulting from such performance, non-compliance or negligent conduct shall be solely for MH’s account. Notwithstanding the foregoing, RP shall be solely responsible for the RP Supervisor (defined below). To the extent that any breach of Performance Standards results from negligent instructions issued by the RP Supervisor or any other RP agent or employee and followed by MH, such matters shall be solely for RP’s account.

3. Services to be Provided by RP. RP agrees to provide the following services in connection with the operation of the Plant:

(a) Training. RP shall provide all training for all production and maintenance labor at the Plant, based on a training program designed jointly by RP and MH, including environmental, operational and occupational health and safety training programs that are consistent and coordinated with the training programs used at the MH Facility (“Training Program”). The Training Program is attached hereto as Exhibit E.

(b) Employee Supervision. RP shall provide one supervisor of its choice at the Plant (the “RP Supervisor”), who shall have the right to select and/or reject employees so hired by MH. The RP Supervisor shall oversee all operations at the Plant, including but not limited to the management of all services and Utilities provided by MH hereunder. The RP Supervisor shall be consulted prior to the taking of any action by MH with respect to any personnel at the Plant. The RP Supervisor shall have the right upon consultation with MH, to modify the permanent and/or temporary staff at the Plant and to appropriately discipline or replace any individuals whom the RP Supervisor, in his or her reasonable discretion, believes to be performing in an unsatisfactory manner. Without limiting the generality of the foregoing, MH shall not hire or retain any third party contractors without the prior written consent of the RP Supervisor, which shall not be unreasonably withheld or delayed.

(c) Specific Supervision and Safety Related Rights. Without limiting the generality of the provisions of Sections 3(a) and (b):

(i) the RP Supervisor shall have the unilateral right to shut down the Plant if the RP Supervisor reasonably believes that further operations of the Plant are likely to (x) endanger the environment or the health or safety of any of the Plant’s personnel, (y) violate any law, regulation or Plant policy applicable to the Plant or its personnel; or (z) if the RP Supervisor reasonably believes that the Plant is being operated in a manner which is not in material compliance with the Operating Manual. Any such actions shall be taken upon prior notice to MH, except in situations the Supervisor reasonably believes are emergencies. MH shall be notified of any action taken in response to any emergency within forty-eight (48) hours.

(ii) the RP Supervisor may reject the work product of any services provided by MH hereunder if the RP Supervisor reasonably believes that (x) such work product does not satisfy standards generally applicable in the United States chemical manufacturing industry, or (y) such services are likely to have the effects set forth in Section 3(c)(ii)(x) or (y); and

(iii) The RP Supervisor upon consultation with MH may suspend or stop shipment of any Product produced at the Plant if the RP Supervisor reasonably believes that such Product does not conform to the Specifications set forth in the Supply Agreement or otherwise does not conform with the terms of the Supply Agreement. Such rights of Supervisor to stop shipment may also be exercised by MH Quality Assurance personnel, upon consultation with the RP Supervisor.

(d) RP may also appoint two additional engineers to work at the Plant.

4. Construction Services.

(a) RP shall be responsible for building the Plant, at RP’s sole cost and expense, (****) (collectively, the “Design Standards”) and hiring such architects, contractors and other personnel necessary to achieve that end. MH shall be responsible, for providing engineering and other personnel who shall assist and cooperate with RP (****). It is expressly understood and agreed that the Design Standards shall be substantially equivalent to those used to design and construct the Chicago Heights Facility.

(b) MH shall be responsible for providing, all necessary utilities and general site services required in connection with the construction of the Plant as well as during the decommissioning of the Plant pursuant to Section 3.3 of the Supply Agreement; such utilities shall conform to the specifications set forth in Exhibit C hereto.

(c) RP (****) responsible ((****) cost and expense) for the following:

(i) insuring that the Plant design and equipment meet the Design Standards, including but not limited to the environmental health and safety standards of each party, and all applicable quality, environmental and regulatory requirements (****);

(ii) studying the availability (****) of suitable equipment for utilization in the Plant;

(iii) insuring that any equipment which needs to be purchased is purchased at the lowest price;

(iv) insuring that construction of the Plant is implemented at the lowest possible total cost; and

(v) studying, and providing for, the possibility of future Plant expansion.

(d) Each party shall promptly report to the other any release or spill of any hazardous or regulated substance to the environment (including but not limited to any release of materials or products to air, soil, water or ground water) and any injury or illness to either party’s employee that occurs during the construction and operation of the Plant. An Emergency Response Plan related to spills of phosphoric acid in transportation is attached hereto as Exhibit F.

5. Term. (a) The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the decommissioning of the Plant as set forth in 5(b) below.

(b) Upon termination of the Lease, RP shall be both obligated and entitled to decommission the Plant. For the purposes of this Agreement, “decommissioning” shall mean the restoration of the real estate upon which the Plant is located to its original condition including remediation of any subsurface contamination caused by the construction or operations of the Plant and excluding any remediation unrelated to the construction or operation of the Plant, with all equipment and structures to be removed and retained by RP.

6. Force Majeure.

(a) MH shall not be responsible or liable for delay or failure in the performance of services on its part to be performed hereunder. If such delay or failure is due to any cause beyond its control, including but not limited to strikes, fires, floods, storms, accidents, transportation embargoes, governmental regulations or orders, perils of navigation, or acts of God.

(b) In the event force majeure restricts the available supply of any of the utilities, labor or services supplied by MH to RP under this Agreement. MH will ensure that the available supply is fairly apportioned to each of the facilities at the Plant.

(c) RP shall not be responsible for delay or failure in the performance of services on its part to be performed hereunder, if such delay or failure is due to any cause beyond its control, including but not limited to strikes, fires, floods, storms, accidents, transportation embargoes, governmental regulations or orders, perils of navigation, or acts of God.

(d) It is expressly understood and agreed that if any force majuere event increases the costs of the party affected related to such party’s provision of services under this Agreement, any such increase in cost shall be for such affected party’s sole account.

(e) In the event of any failure, interruption or delay of services to be provided by MH hereunder, whether excused or unexcused in performance, MH shall (i) promptly notify RP of each such failure, interruption or delay, and (ii) use its best efforts to restore such services as soon as may be reasonably possible.

7. Consumption of Services. MH agrees to prepare monthly reports covering in reasonable detail all Utility and other services rendered by MH hereunder. MH shall promptly furnish RP with any such reports upon RP’s written request therefor. In addition, MH shall provide written notice to RP, as promptly as practicable, that MH is within ten percent (10%) of reaching the dollar limitations set forth in Section 1(e) or when MH reasonably believes that the Utilities usage per metric ton of Product are likely to be exceeded.

8. Maintenance of Records; Dispute of Charges; Payments. MH shall maintain adequate records (including, without limitation, the documentation of all transactions) in sufficient detail setting forth the services provided and the excess service charges, if any, payable by RP under this Agreement. Upon request, MH shall furnish a certificate signed by an executive officer, verifying the amount of such charges. Not less than one time nor more than four (4) times per year, MH shall permit such records to be audited at any time during regular business hours by RP, including its employees or representatives, with respect to any excess charges billed to RP pursuant to this Agreement. Any such excess charges shall be payable by RP in U.S. Dollars, any costs related to such charges incurred in Mexican Pesos shall be converted into U.S. Dollars at the exchange rate on the date such excess services were provided.

9. Metering.

(a) Meters and any other equipment necessary for determining the quantities of Utilities delivered hereunder shall be furnished, installed, maintained, calibrated and certified at least annually, and operated by MH.

(b) Upon request, RP shall have the right to be present at the time of installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or certification of such meters or other equipment.

(c) Calibration records shall be maintained by MH to insure accuracy of results. If a dispute arises regarding the accuracy of the meters or other equipment, and the parties are unable to mutually resolve such dispute within a reasonable period, then such dispute shall be referred to a mutually agreeable independent inspector whose determinations regarding accuracy of the meters or equipment, or the quantities of services delivered, shall be binding. The challenging party shall pay the cost of such verification if the meters are found to be within the manufacturer’s specifications, and the non-challenging party shall pay the cost of verification and adjustment if the meters are found to be outside the manufacturer’s specifications. If the meters are found to be outside the manufacturer’s specifications, an adjustment shall be made to the invoices covering deliveries during the period of error. No dispute shall entitle either party to cease providing any service to the other, provided that all amounts shall be paid, as required by this Agreement, upon settlement of such dispute. Disputes covered by this Section 9(c) shall not be subject to the provisions of Section 15.

10. Alteration of Plant. During the term of this Agreement, MH shall not materially modify the Plant facilities or materially reduce its capacity to provide services contracted for hereunder or alter the method of operation of such facilities so as to materially increase the cost thereof, in any case without the prior written consent of RP. MH shall give RP prompt and reasonable notice of any such expected modifications or alterations.

11. Notice of Plant Shutdown. If for any reason MH anticipates material reduction or cessation of Utilities to be provided hereunder or a shutdown of the Plant, MH shall notify RP of any such event as early as possible. In general, RP should be notified at least three (3) months in advance of any such event so that RP can determine what actions to take to ensure the continued operation of the Plant.

12. Damage, Destruction or Condemnation of Facilities.

(a) In the event that the Plant or any part thereof, or any facility generating the Utilities or other site services to be provided hereunder, is damaged or destroyed by fire, flood or other casualty, RP at its sole expense shall promptly rebuild, repair or restore such facilities to a condition which is functionally equivalent in terms of capacity, reliability and quality to that existing prior to such damage or destruction, and all insurance proceeds shall be applied to pay the costs of same.

(b) In the event that title to, or the temporary use of, the Plant or any part thereof, or any facility generating the Utilities or other services to be provided hereunder, shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, RP shall promptly rebuild, repair or restore any portion of the Plant so taken to a condition which is functionally equivalent in terms of capacity, reliability and quality to that existing prior to such taking and all compensation paid as a result of such taking shall be utilized to pay the costs of same; to the extent such compensation does not cover such costs, MH and RP each (as the case may be) shall each bear any such excess costs relating to the Plant or such facilities.

13. Confidentiality. MH, for itself, its officers, agents, consultants and employees, agree to execute the Confidentiality Disclosure Agreement attached hereto as Exhibit G. MH agrees to require, as a condition of employment, that each employee, agent or consultant of MH connected with the services to be provided under this Agreement execute and deliver a Confidential Disclosure Agreement in the form of Exhibit G.

14. No License. Nothing contained herein constitutes a license to MH under any of RP’s confidential information; MH may only use this confidential information in fulfilling its obligations under this Agreement.

15. Dispute Resolution. (a) Except as provided in Section 9(c) of this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by confidential negotiations between persons who have authority to settle the controversy. For the purposes of this Agreement, the following persons shall have authority to settle disputes hereunder (each an “Authorized Person”): (i) the RP Plant Supervisor and his MH counterpart with respect to disputes arising from services to be provided hereunder, and (ii) the chief financial officers of the parties with respect to all other disputes arising hereunder. All such negotiations shall be treated as compromise and settlement negotiations for purposes of the relevant rules of evidence. Any party may give the other party written notice of any dispute. Within ten (10) business days after delivery of such notice, the receiving party shall submit to the other a written response. The initial notice and the response shall include a statement of each party’s position and a summary of the arguments supporting that position. Within twenty (20) business days after the date of the initial notice, the applicable Authorized Persons (and/or their delegates) shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored promptly.

(b) If the parties do not meet or the dispute has not been resolved by the foregoing negotiation within thirty (30) business days of the disputing party’s initial notice, the parties shall endeavor to settle the dispute by non binding mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed the parties shall select a mediator from the CPR Panels of Neutrals. The mediation shall take place in New York, New York and shall be concluded within seventy-five (75) days from the date of the disputing party’s initial notice, unless the parties mutually agree to an extension.

(c) If the dispute is not settled through the foregoing mediation procedure, either party may refer the dispute to, and the dispute shall be settled by, arbitration, before three (3) independent arbitrators in accordance with the then current CPR Non-Administered Arbitration Rules then in effect. To initiate arbitration under this subsection 15(c), no later than sixty (60) days after the conclusions of such mediation the aggrieved party shall give the other party written notice in accordance with Article 20, describing the claim and the amount as to which it intends to initiate arbitration. Within fifteen (15) days after the receipt of such notice, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the CPR. At least one of the arbitrators so selected shall be an attorney actively engaged in the practice of law for at least (10) years and familiar with agreements comparable to this Agreement. Any such arbitration shall be conducted in New York. NY. The arbitrators shall apply New York law, regardless of its choice of law principles. The reasonable expenses of the arbitration shall be borne equally by the parties. Each party shall bear the cost of its counsel and other experts. The parties shall agree on a schedule for conducting the arbitration, including the exchange of documents and the examination of witnesses. The award of the arbitrators shall be accompanied by a reasoned opinion. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the parties and the subject and matter of the dispute.

16. Access to Plant. MH shall provide RP with access to the Plant at all reasonable times for inspection of the Plant property or records, and shall cooperate in any routine inspections or audits of the Plant conducted by RP.

17. Servitudes. To the extent that any of the services to be performed hereunder shall require for the effective performance thereof the use of any property or properties of MH or others for the purpose of (i) locating roads, gates, etc. essential to the performance of this Agreement, (ii) constructing, erecting, furnishing, laying, inspecting, maintaining, servicing, or repairing any such roads, gates, pipes, wires, drains, conduits, etc., or (iii) rendering or obtaining the services contemplated hereby, MH grants (or shall cause to be granted) and confers (or shall cause to be conferred) upon RP a servitude effective during the term of this Agreement with respect to the relevant service provided to use such property or properties to the extent necessary for such purposes; provided, however, that such use shall not interfere with the use of such property or properties by MH. The parties agree to execute appropriate documents in recordable form to evidence the foregoing rights and obligations. RP grants to MH the right of ingress and egress to the Plant to carry out the services listed herein. This right is granted to those individuals having duties to perform in the Plant area. The servitudes and rights granted in this Section 17 shall automatically terminate upon, termination of this Agreement at the end of the termination period specified in Section 3.

18. Future Expansion. In the event that RP desires an increase in any service to be provided hereunder beyond MH’s capacity to provide it, or in the event MH desires to modify the Plant or any facility providing Utilities in any material respect, any such increase or modification shall be implemented, provided a prior written agreement covering the same (including, without limitation, which party or parties shall bear the costs thereof) shall have been entered into by both parties.

19. Cooperation of the Parties. Each party shall cooperate with the other in the performance of their respective obligations hereunder, including but not limited to taking all actions reasonably necessary to obtain and maintain all permits necessary hereunder.

20. Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

If to MH:	Mission Hills, S.A. de C.V.

Carretera Federal 57 Km 47, Carretera
Entroncal a San José Iturbide Km. 0.8, San
José Iturbide, Gto.
Attn.: Rafael Torres

If to IH:	Inmobiliaria Hills, S.A. de C.V.
Presa la Angostura 225, Col. Irrigacion,
C.P. 11500, Mexico, D.F.
Attn.: Stuart Burkhead

If to RP:	Rhodia Inc.

Prospect Plains Road
Cranbury, New Jersey 08512-7500
Attention: Herman Mihalieh,
Executive Director Industrial Phosphates

with copies to	Rhodia Inc.
CN 7500
Cranbury, New Jersey 08512-7500
Attention: Gary Ford, Esq.
Senior Operations Counsel

or if by overnight mail to:	Rhone-Poulenc de Mexico, S.A. de C.V.
Av. Vasco de Quiroga No. 3000 PISO 2
Col Lomas de Santa Fe, 01210, Alvaro
Obregon, Mexico, D F,
Attention: Daniel Vidalinc
General Manager

or to such other address as any party hereto may, from time to time designate in a written notice given in like manner or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date which notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

21. Indemnification. Each party shall defend, indemnify and save harmless the other party, its directors, officers, employees and agents from any and all loss, claims, actions, or suits, including costs and attorneys’ fees, for or on account of bodily or personal injury to, or death of persons (including but not limited to injury to or death of any employees, agents or operators at the Plant), damage to or destruction of tangible property belonging to the other party or others, including but not limited to damage to the Plant (collectively, “Damages”), resulting from or arising out of the indemnifying party’s negligent acts or omissions, or that of any agents of or any persons related to, controlled or supervised by the indemnifying party, excepting such injury or harm to the extent resulting from or arising out of the negligence of the other party, its employees and agents.

22. Assignment. This Agreement shall not be assignable by either party hereto without the express prior written consent of the other party, except to the successor or assignee of all or substantially all of the assignor’s business to which the Agreement relates. When duly assigned in accordance herewith, this Agreement shall be binding on and inure to the benefit of each parties successors and assignees.

23. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its provisions concerning conflicts or choice of law.

24. JURISDICTION. THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION OR PROCEEDING INSTITUTED AGAINST ONE OR MORE OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR ANY RELATED AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK. EACH OF THE PARTIES, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY OBJECTION OR DEFENSE TO THE INSTITUTION OF

ANY ACTION IN NEW YORK BASED ON IMPROPER VENUE. THE CONVENIENCE OF THE FORUM OR THE JURISDICTION OF SUCH COURTS, OR FROM THE EXECUTION OF JUDGMENTS RESULTING THEREFROM, AND THE PARTIES HERETO IRREVOCABLY ACCEPT AND SUBMIT TO THE JURISDICTION OF THE AFORESAID COURTS IN ANY SUIT, ACTION OR PROCEEDING EACH OF THE PARTIES HEREBY WAIVES PERSONAL SERVICE OF PROCESS UPON IT AND CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL TO THE ADDRESS SET FORTH IN SECTION 20.

25. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, both of which together shall constitute one and the same agreement.

26. Non-Waiver. Failure of either party to exercise any of its rights under this Agreement upon one occasion shall not waive the party’s right to exercise the same on another occasion.

27. Independent Business. In the performance of this Agreement, the parties are engaged in independent business, and nothing in this Agreement shall be construed to:

(a) grant either party any right to control the other party with respect to the conduct of its business, except as expressly set forth herein;

(b) make either party a partner, joint venturer, agent or other representative of the other party;

(c) grant either party any right of authority to assume or create any obligation on behalf of or in the name of the other party; or

(d) accept legal summons or legal process for the other party.

(e) MH , IH and RP are and for all purposes shall be deemed independent contractors and nothing in this Agreement or in the relationship between MH and RP or their respective employees, agents, subcontractors or other representatives shall be deemed to constitute otherwise. MH and RP shall have sole control over their respective employees including, but not limited to, the supervision and direction of the method and manner in which the work is accomplished, the method and amount of wage and benefit payments, and control of all hiring, firing or discipline of employees, as well as all policies and procedures related hereto. In acknowledgment of such relationship, MH and RP may be required to have each of their respective employees performing services on property owned or controlled by the other to individually read and sign a separate document entitled “Waiver of Employment” stating that he/she makes no claim for coverage by, or participation in, any benefit or right relating to the other party. If either party performs services under this Agreement on property owned or controlled by the other, that party agrees that its employees, agents, subcontractors or other representatives will abide by the other’s safety and security requirements which are available on request.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above-written.

MISSION HILLS, S.A. de C.V.

By:	/s/ Rafael Torres Lopez
Name:	RAFAEL TORRES LOPEZ
Title:	LEGAL REPRESENTATIVE

INMOBlLLARIA HILLS, S.A. de C.V.

By:	/s/ Salvador Martinez-Murillo
Name:	SALVADOR MARTINEZ-MURILLO
Title:	LEGAL REPRESENTATIVE

RHONE-POULENC de MEXICO, S.A. de C.V.

By:
Name:
Title:

EXHIBIT A

Lease

TRANSLATION FROM SPANISH

SUBLEASE CONTRACT ENTERED INTO BY AND BETWEEN MISSION HILLS, S.A. DE C.V., REPRESENTED HEREIN BY MR. RAFAEL TORRES LOPEZ IN HIS CAPACITY AS LEGAL REPRESENTATIVE, HEREINAFTER REFERRED TO AS “THE SUBLESSOR” AND RHONE POULENC DE MEXICO, S.A. DE C.V. REPRESENTED HEREIN BY MR. SALOMON TOBELEM, HEREINAFTER REFERRED TO AS “THE SUBLESSEE”; AS PER THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

FIRST.-“THE SUBLESSOR” STATES:

I.-THAT IT IS A STOCK COMPANY OF VARIABLE CAPITAL STOCK, LEGALLY ORGANIZED IN ACCORDANCE WITH THE LAWS OF THE MEXICAN REPUBLIC, THROUGH PUBLIC DEED NUMBER 11,515, GRANTED BEFORE NOTARY PUBLIC NUMBER 178 IN AND FOR THE FEDERAL DISTRICT, MR. ANDRES JIMENEZ CRUZ.

II.-THAT IT HAS THE LEGAL CAPACITY TO ASSUME OBLIGATIONS IN TERMS OF THIS CONTRACT, THROUGH ITS LEGAL REPRESENTATIVE MR. RAFAEL TORRES LOPEZ, WHO EVIDENCES HIS CAPACITY WITH A COPY OF PUBLIC DEED NUMBER 14,367, GRANTED BEFORE NOTARY PUBLIC NUMBER 178 IN AND FOR THE FEDERAL DISTRICT, MR. ANDRES JIMENEZ CRUZ, WHICH CONTAINS A POWER OF ATTORNEY FOR ACTS OF ADMINISTRATION, WHICH HAS NOT BEEN REVOKED OR AMENDED TO HIM IN ANY MANNER UP TO THIS DATE.

III.-THAT AT PRESENT IT IS THE LESSOR OF THE LAND PLOT SUBJECT MATTER HEREOF, WHICH IS LOCATED AT: CARRETERA FEDERAL 57 QUERETARO-SAN LUIS POTOSI, KM. 47, CARRETERA ENTRONCAL A SAN JOSE ITURBIDE, KM. 0.8, SAN JOSE ITURBIDE, GUANAJUATO.

SECOND.-“THE SUBLESSEE” STATES:

I.-THAT IT IS A STOCK COMPANY OF VARIABLE CAPITAL STOCK, LEGALLY ORGANIZED IN ACCORDANCE WITH THE LAWS OF THE MEXICAN REPUBLIC, THROUGH PUBLIC DEED NUMBER 66,068 GRANTED BEFORE NOTARY PUBLIC NUMBER 69 IN AND FOR THE FEDERAL DISTRICT, MR. JORGE H. FALOMIR.

THROUGH PUBLIC DEED NUMBER 58,585, GRANTED BEFORE NOTARY PUBLIC NUMBER 74 IN AND FOR THE FEDERAL DISTRICT, MR. F. JAVIER ARCE GARGOLLO, THE COMPANY CHANGED ITS NAME TO RHONE POULENC DE MEXICO, S.A. DE C.V.

II.-THAT IT HAS LEGAL CAPACITY TO ASSUME OBLIGATIONS IN TERMS OF THIS CONTRACT, THROUGH ITS LEGAL REPRESENTATIVE MR. SALOMON TOBELEM.

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WHO EVIDENCES HIS CAPACITY WITH A COPY OF PUBLIC DEED NUMBER 70,132 GRANTED BEFORE NOTARY PUBLIC NUMBER 74 IN AND FOR THE FEDERAL DISTRICT, MR. F. JAVIER ARCE GARGOLLO, WHICH CONTAINS A POWER OF ATTORNEY FOR ACTS OF ADMINISTRATION, WHICH HAS NOT BEEN REVOKED OR AMENDED TO HIM IN ANY MATTER UP TO THIS DATE.

III.- THAT IT IS ITS WILL TO SUBLEASE A PORTION OF THE LAND PLOT WHICH IS LEASED AT PRESENT BY “THE SUBLESSOR”, LOCATED WITHIN THE MISSION HILLS PLANT, IN CARRETERA FEDERAL 57 QUERETARO-SAN LUIS POTOSl, KM. 47, CARRETERA ENTRONCAL A SAN JOSE ITURBIDE, KM. 0.8, SAN JOSE ITURBIDE, GUANAJUATO

BOTH PARTIES STATE THAT IT IS THEIR WILL TO ENTER INTO THIS CONTRACT, BEING SUBJECT TO THE FOLLOWING:

CLAUSES.

FIRST.- “THE SUBLESSOR” GIVES IN SUBLEASE TO “THE SUBLESSEE” THE QUANTITY OF 1800 (ONE THOUSAND EIGHT HUNDRED) SQUARE METERS OF THE LAND PLOT IT LEASES, LOCATED AT THE DOMICILE MENTIONED IN THE FIRST RECITAL, PARAGRAPH III HEREOF.

SECOND.- “THE SUBLESSEE” SHALL ONLY USE THE LAND PLOT FOR THE BUILDING AND OPERATION OF A PLANT WHICH SHALL EXCLUSIVELY MANUFACTURE DICALCIUM PHOSPHATE (“THE PRODUCT”), BEING ABLE TO CARRY OUT THE RECEPTION, DISPATCH, LOAD AND UNLOAD, OF ALL KIND OF MATERIALS RELATED TO THE MANUFACTURE OF THE PRODUCT WHICH MAY BE STORED THEREIN. “ SUBLESSEE” WILL SUPPLY PRODUCT TO A THIRD ENTITY UNDER THE TERMS OF A “SUPPLY AGREEMENT” DATED AS OF JUNE 18,1998.

THIRD.- THE TERM OF THIS CONTRACT SHALL BE COTERMINOUS WITH THE “SUPPLY AGREEMENT” REFERRED ABOVE.

FOURTH.- ON THE LAST DAY OF THE TERM HEREOF OR IN THE CORRESPONDING DATE IF THERE WERE ADVANCED TERMINATION, “THE SUBLESSEE” SHALL RETURN AND DELIVER THE SUBLEASED LAND PLOT FOR THE USE OF “THE SUBLESSOR” WITHOUT DELAY, ORDERLY, IN GOOD CONDITION AND ADEQUATE MAINTENANCE. ALL THE SIGNS, LEGENDS AND SIMILAR INSTALLATIONS, AS WELL AS THE FURNITURE, ACCESSORIES, INSTALLED MACHINERY AND EQUIPMENT SHALL BE REMOVED AT THE EXPIRATION DATE OF THE TERM HEREOF.

FIFTH.- BOTH PARTIES AGREE THAT THE PRICE TO BE PAID FOR THE PORTION OF THE SUBLEASED LAND PLOT (1800 SQUARE METERS) SHALL BE THE AMOUNT OF (****). THE PAYMENT SHALL BE MADE TO” THE SUBLESSOR” OR TO WHOEVER MAY REPRESENT ITS RIGHTS, MONTHLY, BEING PAYABLE WITHIN THE LAST FIFTEEN

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DAYS OF EACH MONTH, THE PAYMENTS SHALL BE MADE AT THE DOMICILE OF “THE SUBLESSOR” WHICH IS LOCATED AT: CARRETERA FEDERAL 57, KM. 47, CARRETERA ENTRONCAL A SAN JOSE ITURBIDE, KM. 08, SAN JOSE ITURBIDE, GUANAJUATO. REVISIONS TO THE AGREED RENTAL SHALL BE MADE ANNUALLY.

ALL RENTALS SHALL BE FULLY PAID, EVEN IF “THE SUBLESSEE” ONLY TAKES POSSESSION OF THE SUBLEASED PLACE DURING PART OP THE TERM AGREED ON IN THIS CLAUSE.

SIXTH.- “THE SUBLESSEE” ASSUMES THE OBLIGATION TO:

A) USE THE SUBLEASED LAND PLOT EXCLUSIVELY IN REGARD TO THE PROVISIONS OF CLAUSE SECOND HEREOF.

B) KEEP THE PLACE IN GOOD CONDITIONS OF USE AND CLEANLINESS.

C) BY ITS OWN ACCOUNT, REPAIR ANY DAMAGE CAUSED IN THE LAND PLOT.

D) RETURN THE SUBLEASED LAND PLOT WHEN THE SUBLEASE TERMINATES, IN THE SAME CONDITION AS IT WAS RECEIVED WITHOUT ANY PHYSICAL ALTERATION OR MODIFICATION.

SEVENTH- “THE SUBLESSEE” MAY NOT TRANSFER NOR CONVEY THE RIGHTS GRANTED TO IT BY THIS CONTRACT, NOR SUBLEASE THE SUBLEASED LAND PLOT.

EIGHTH.- “THE SUBLESSEE” APPOINTS THE DOMICILE LOCATED AT AV. VASCO DE QUIROGA NO. 3000, SECOND FLOOR, COL. LOMAS DE SANTA FE, DELEGACION ALVARO OBREGON, C.P. 01210, MEXICO, D.F. AS CONVENTIONAL DOMICILE.

NINETH.- THE ELECTRIC POWER, GAS, WATER AND TELEPHONE SERVICES. VIGILANCE AND CLEANLINESS, SHALL BE SUBJECT TO THE PROVISIONS OF THE “OPERATIONS AGREEMENT”.

TENTH.- THE VALUE ADDED TAX AND ANY OTHER TAX OR DUTY CAUSED IN REGARD HEREOF, SHALL BE PAID BY “THE SUBLESSEE”.

ELEVENTH.-”THE SUBLESSEE” AGREES TO KEEP, DEFEND AND HOLD “THE SUBLESSOR” HARMLESS IN REGARD TO ANY RESPONSIBILITY, INCLUDING FINES AND INTERESTS, OF WHICH “THE SUBLESSOR” IS REQUIRED TO PAY, DUE TO ANY ACT OR OMISSION OF “THE SUBLESSEE”, WHICH MAY RESULT IN A DIRECT OR INDIRECT MANNER FROM SAID RESPONSIBILITY, FINE AND/OR INTERESTS.

TWELFTH.- UNLESS OTHERWISE PROVIDED FOR, NO AMENDMENT, EXEMPTION OR EXCEPTION MADE TO THIS CONTRACT OR EXEMPTION TO ANY OF ITS PROVISIONS, SHALL BE VALID OR MANDATORY, UNLESS IT IS MADE THROUGH A WRITTEN AGREEMENT, SIGNED BY “THE SUBLESSOR” AND “THE SUBLESSEE”.

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THIRTEENTH.- THIS CONTRACT SHALL BE RESCINDED DUE TO NONCOMPLIANCE OF ANY OF THE OBLIGATIONS PROVIDED FOR HEREIN, AND IN THE OTHER EVENTS ON WHICH THE RESCISSION IS CONSIDERED AS NECESSARY OR LAWFUL, AS PROVIDED FOR BY THE LEGAL PROVISIONS.

IN REGARD TO THE INTERPRETATION OR CONTROVERSY HEREOF, THE PARTIES EXPRESSLY SUBMIT THEMSELVES TO THE “OPERATIONS AGREEMENT” PROCEDURE DEFINED THEREIN.

ONCE THIS DOCUMENT WAS READ TO THE GRANTING PARTIES, WHO STATE THAT THEY ARE AWARE OF ITS VALUE AND LEGAL FORCE, THEY RATIFY IT IN FOUR COUNTERPARTS, TWO FOR EACH ONE OF THE PARTIES, IN MEXICO CITY, ON JUNE 18, 1998.

“THE SUBLESSOR”, MISSION HILLS, S.A. DE C.V.

/s/ RAFAEL TORRES LOPEZ.
MR. RAFAEL TORRES LOPEZ. LEGAL REPRESENTATIVE.

“THE SUBLESSEE”, RHONE POULENC, S.A. DE C.V.

MR. SALOMON TOBELEM, LEGAL REPRESENTATIVE

EXHIBIT B

(****)

(****)

EXHIBIT C

UTILITIES - SPECIFICATIONS

NATURAL GAS

•	Quantity: 6(six) Therms per MT product; 6 X 20,000 = 120,000 Therms, as measured by meter

•	Quality: 1,000 BTUs per 1,000 cubic feet minimum; normal 100 PSIG supply; clean, filtered non-burner plugging, and sulfur free (maximum 0.4 grains/100 cubic feet, or 0.001 weight percent)

WATER

•	Quantity: 150 liters per MT product; 150 x 20.000 = 3,000.000 Liters, as measured by meter.

•	Quality: Potable; nominal 60 PSIG supply.

ELECTRICITY

•	Quantity: 350 KWH per MT product; 350 x 20,000 = 7,000.000 KWH, as measured by meter.

•	Quality: Industrial grade delivery system; 480 volt, 3 phase, 60 cycle.

STEAM

•	Quantity: 0.65 MT per MT of product; 0.65 x 20,000 = 13,000. MT, as measured by meter

•	Quality: Saturated; Treated with Food Grade compatible chemicals (if necessary) such that the steam is acceptable for use in direct contact with Food Grade materials; nominal 85 ATM (125 PSIG supply)

All metering shall be covered by section 9 of the Operations Agreement. All utilities shall be of the “uninterruptible” type.

EXHIBIT D

Operations Manual

Chicago Heights Facility

To come

EXHIBIT E

TRAINING OUTLINE FOR DCP-D PLANT AT MH, MEXICO

1)	Basic Operator Training (by MH)

•	Plant Rules, Policies, Procedures

•	Process Safety, Health, and Environmental Hazards and Controls

•	Chemical Process Fundamentals

•	Process Equipment Fundamentals

2)	Process Specific Training (by RH)

•	Process/Product Overview

•	Process Chemistry

•	Raw Materials Handling and Safety Procedures

•	Process Equipment and Flow

•	Operating Philosophy

•	Process Control Philosophy

•	Process Hazards and Controls

•	Quality Control Procedures and Specifications

•	Utilities Systems

3)	Job Specific Training by RH

Job Analysis and Detailed Operating Instructions for;

•	Raw Materials Unloading

•	Lime Slaking and Dilution

•	Acid Dilution and Redissolve

•	Reactor Batch Manufacture

•	Centrifuge Operation

•	Mill System Operation

•	Product Storage and Blend System

•	Packaging and Bulk Loading Systems

•	Waste System Operation

EXHIBIT F

DRAFT

PHOSPHORIC ACID

TRANSPORTATION

EMERGENCY

RESPONSE

PHOSPHATES, HYDROCOLLOIDS and FOOD INGREDIENTS PLATFORM

Prospectus Plains Road

CN 7500

Cranbury, NJ 08512-7500

TEL.: (609) 860-4600

FAX: (609) 860 0356

Physical Form & Appearance:

Colorless liquid.

Odor:

Odorless.

Effect with water:

Phosphoric Acid is miscible with water. Can generate some heat of reaction.

Nature or Product:

Non-flammable, slightly viscous liquid which can cause burns to skin or eyes. May cause respiratory problems when hot.

HAZARDS

FIRE

Phosphoric Acid will not burn but can react with some metals to produce flammable Hydrogen gas. Water can be used in fire fighting activities. Extinguishing method should be suitable for surrounding fire.

EXPOSURE

Causes burns to skin and eyes. Fumes can be irritating if material is hot.

ENVIRONMENT

Product may contaminate water. Prevent entry into water supply, storm or sanitary sewers.

IN CASE OF ACCIDENT

GENERAL

Keep unnecessary people away. Isolate the area around the spill. Firelighters and emergency response personnel should wear full protective gear including rubber boots. Self-contained breathing apparatus should be worn if Phosphoric Acid is heated by surrounding fire. Contact shipper, as soon as possible.

SPILL OR LEAK

Do not touch or walk thru spilled material. Shut off leak if possible without risk.

Small Spill: Phosphoric Acid can be neutralized with soda ash or lime. Approximately 7 lbs of soda ash or 4 lbs of lime will neutralize 1 gallon of 75% Phosphoric Acid. The neutralized material should be shoveled up and placed in a plastic container for proper disposal.

Large Spill: Area around the spilled material should be diked to contain for recovery or neutralization if necessary. Keep non-essential persons away from the area. Attempt to stop any further spill if possible without risk. The spilled Phosphoric Acid can be pumped into plastic drums, stainless steel tank trucks or neutralized for further disposal. Proper personal protective equipment should be worn at all times during the clean up operations. Area should be neutralized with soda ash or lime following any clean up. Neutralization guidelines are shown under Small spill section. The use of a pH meter or pH paper can determine the effectiveness of the neutralization activity.

FIRE:

Move the container from the fire area if you can do so without risk. If containers cannot be moved, cool with water from the side until well after the fire is out. Phosphoric Acid will not burn but may generate flammable Hydrogen gas when reacted with some metals. Fight fire from upwind side and avoid breathing smoke.

EXPOSURE:

Remove to fresh air. If breathing is difficult administer oxygen. Remove contaminated clothing and rinse the exposed skin areas with plenty of water for at least 15 minutes. In case of eye contact, immediately flush eyes with water for at least 15 minutes. Seek medical attention.

DECOMPOSITION

Phosphoric Acid is stable under normal handling, storage and shipping conditions. Reactions with some metals might result in the formation of flammable gas. Under extreme heat conditions, oxides of phosphorus could be generated.

REACTIVITY

Hazardous polymerization will not occur. Avoid contact with common metals.

DISPOSAL

State and local regulations should be followed regarding the disposal of Phosphoric Acid or the neutralization products resulting from any clean-up activities.

REPORTING REQUIREMENTS

Spill	reporting requirements in the United States are set at 5000 lbs. or 380 gallons of 75% Phosphoric Acid.

EMERGENCY ASSISTANCE

Transportation emergencies should be immediately reported to:

SETIQ	91 (800) 00214
DF y Zona Metropolitana	559-1588
US CHEMTREC	800-424-9300
Rhodia DART	800-334-7577

[DISCLAIMER TO BE ADDED]

EXHIBIT G

CONFIDENTIALITY DISCLOSURE AGREEMENT

WHEREAS MISSION HILLS S.A de C.V., a Mexican corporation (hereinafter called “RECIPIENT”) is interested in obtaining certain proprietary confidential technical manufacturing, processing, and economic information, including, but not limited to technology, formulae, procedures. designs, discoveries, ideas, specifications, product standards, schedules and marketing plans, whether patented or unpatented (hereinafter collectively called “INFORMATION”) which has been and is being developed by RHODIA INC, a Delaware, USA corporation, having its principal office at Prosperct Plains Road, CN-7500, Cranbury, New Jersey 08512-7500 and/or RHONE-POULENC de MEXICO, S.A. de C.V., a Mexican corporation (hereinafter collectively called “DISCLOSER”) relating to DISCLOSER’S dicalcium phosphate product or Mexican dicalcium phosphate plant.

WHEREAS, DISCLOSER possesses INFORMATION relating to dicalcium phosphate (hereinafter referred to as “PRODUCT”) and the manufacturing process for dicalcium phosphate.

WHEREAS, DISCLOSER has requested that RECIPIENT provide certain utility, production, and other services to DISCLOSER’S Mexican dicalcium phosphate plant and recipient is willing to provide such utilities, production, and other services.

WHEREAS, in order for RECIPIENT to carry out such utilities, production, and other services, it will be necessary for RECIPIENT to receive from DISCLOSER selected aspects of such INFORMATION relating to DISCLOSER’S Mexican dicalcium phosphate plant and the PRODUCT, and

WHEREAS, DISCLOSER is willing subject to the terms and conditions hereinafter set forth to disclose selected aspects of such INFORMATION to RECIPIENT for the sole purpose providing utilities, production and other services on behalf of DISCLOSER (“PURPOSES”)

NOW, THEREFORE, in order to induce DISCLOSER to disclose said INFORMATION relating to PRODUCTS to RECIPIENT and for other good and valuable consideration. DISCLOSER and RECIPIENT hereby agree as follows:

1.

RECIPIENT shall treat all of the INFORMATION received from DISCLOSER whether transmitted orally or in writing and/or samples received from DISCLOSER with a confidentiality notice affixed (hereinafter “SAMPLES”), as confidential regardless of when transmitted; use such INFORMATION only for the specific purpose(s) aforesaid and for no other purpose(s); not disclose such INFORMATION to any third parties, and limit access to such INFORMATION to those of its officers, consultants and employees reasonably requiring same for the purpose(s) of this Agreement. RECIPIENT shall advise each of the persons to whom it provides access to INFORMATION that such persons are strictly prohibited from making any use, publishing, or otherwise disclosing to others, or permitting others to use, any of the INFORMATION. RECIPIENT will require all of its officers, consultants and employees to whom any INFORMATION is received to first execute an acknowledgment and adoption of the terms of this instrument.

RECIPIENT agrees that if SAMPLES are received from DISCLOSER, not to analyze or cause to be analyzed any SAMPLE, agrees not to provide any third parry with any part of a SAMPLE and agrees, upon request of DISCLOSER or upon completion of the tests by RECIPIENT, to return to DISCLOSER or destroy all unused portions of the SAMPLES.

RECIPIENT and any other persons adopting this Agreement, acknowledge that any disclosure or misappropriation of any INFORMATION in violation of this Agreement may cause DISCLOSER irreparable harm, the amount of which may be difficult to ascertain and, therefore, DISCLOSER shall have the right to a court order restraining any further disclosure or misappropriation and for such other relief as is appropriate. Such right of DISCLOSER is in addition to the remedies otherwise available to DISCLOSER at law or in equity.

DISCLOSER does not warrant the completeness or accuracy of the INFORMATION which may be disclosed under this Agreement.

2.	The obligations of paragraph 1 shall not apply with respect to any INFORMATION (A) which was known to RECIPIENT on the date of disclosure by DISCLOSER, or (B) which, through no fault of RECIPIENT, is or becomes published or otherwise comes within the public domain, or (C) otherwise properly becomes available to RECIPIENT from a source other than DISCLOSER, or (D) which is developed by RECIPIENT in the course of its normal activities as demonstrated by its records, without reliance on DlSCLOSER’s disclosure(s). INFORMATION shall not be deemed within the foregoing exceptions if (i) it is specific and merely embraced by more general information in the public domain or in Recipient’s possession or if ______ results from a combination of information pieced to reconstruct the INFORMATION from multiple sources, none of which show the whole combination, its principle of operation and/or method of use.

If RECIPIENT is required by any governmental agency, court or other quasi-judicial or regulatory body to provide any INFORMATION received under this Agreement. RECIPIENT shall not be deemed to be in violation of this Agreement for such disclosure provided that RECIPIENT shall, as promptly as reasonably possible give notice to the DISCLOSER of the requirement to provide such INFORMATION so that the DISCLOSER, in its discretion, may contest the requirement to provide such INFORMATION.

3.	The burden of showing that any of the INFORMATION is not subject to the obligations of Paragraph 1 shall rest with the RECIPIENT

4.	This Agreement shall be effective upon the last date of execution, below, and terminate upon decommissioning of DISCLOSER’S Mexican dicalcium phosphate plant except that RECIPIENT’s obligations of confidentiality, nonuse and nondisclosure shall survive an additional ten (10) years from the termination date of this Agreement.

5.	Any disclosure of INFORMATION will be in accord with all governmental regulations including regulations controlling the export of technical data from the United States Department of Commerce.

6.	This Agreement is personal to RECIPIENT and may not be assigned by RECIPIENT without the prior written consent of DISCLOSER, which consent may be withheld for any reason or no reason.

7.	Any invention, discovery, design or improvement which is conceived of, developed or made in the course of or as a result of a business relationship between the parties, shall be owned by the DISCLOSER.

8.	RECIPIENT shall obtain no rights of any kind, other than those expressly provided herein, in any INFORMATION by reason of this Agreement. All INFORMATION remains the property of DISCLOSER.

9.	RECIPIENT is not authorized to take any copies of written material transmitted by DISCLOSER. Upon termination of this Agreement and upon DISCLOSER’s request in writing, RECIPIENT agrees to return to DISCLOSER reports, drawings, material flow sheets or other written material transmitted by DISCLOSER to RECIPIENT hereunder, any part of which contains DISCLOSER’s INFORMATION as well as any copies or parts thereof in the possession of RECIPIENT.

10.	This Agreement shall be binding upon and inure to the benefit of each of the parties, its successors, legal representatives, and assigns. This Agreement shall be assignable by DISCLOSER. Insofar as RECIPIENT is concerned, it may not be assigned, without the written consent of DISCLOSER.

11.	This Agreement contains the entire agreement of the parties in respect of the subject matter hereof and will be construed in all respects in accordance with the laws of the State of New Jersey.

Acceptance of the above terms shall be indicated by having this letter countersigned by an authorized representative of RECIPIENT and returning one original to the attention of:

Name:	Gary L. Ford
Title:	Senior Operations Counsel
Rhodia Inc.
Address:	CN 7500
Prospect Plains Road
Cranbury, New Jersey 08512

Very truly yours,

RHODIA INC.

By:
Name:
Title:
Date:

RHONE-POULENC de MEXICO, S.A. de C.V.

By:
Name:
Title:
Date:

AGREED AND ACCEPTED:

MISSION HILLS, S.A. de C.V.

By:	/s/ Rafael Torres Lopez
Name:	RAFAEL TORRES LOPEZ
Title:	LEGAL REPRESENTATIVE
Date:	JUNE 18th, 1998

ADOPTION BY OFFICERS, CONSULTANTS AND EMPLOYEES OF RECIPIENT

The following persons, who are officers, consultants or employees of RECIPIENT are persons to whom INFORMATION of DISCLOSER will be released. Each of said persons has read this Agreement in advance of receiving said INFORMATION, hereby adopts it, and agrees to be bound by its terms:

Signature	Date

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